EXHIBIT 99.1

Eagle Bancorp Montana Earns $5.7 Million, or $0.84 per Diluted Share, in Second Quarter 2020; Increases Quarterly Cash Dividend by 2.7% to $0.0975 per Share and Renews Stock Repurchase Plan

HELENA, Montana, July 28, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the second quarter of 2020 increased 78.1% to $5.7 million, or $0.84 per diluted share, compared to $3.2 million, or $0.51 per diluted share, in the second quarter a year ago, reflecting the high level of contributions from mortgage banking and gains from sale of loans. Net income increased 46.0% when compared to $3.9 million, or $0.57 per diluted share, in the preceding quarter. In the first six months of 2020, net income increased 118.1% to $9.7 million, or $1.41 per diluted share, compared to $4.4 million, or $0.69 per diluted share, in the first six months of 2019.

Eagle’s board of directors increased its quarterly cash dividend by 2.7% to $0.0975 per share on July 23, 2020. The dividend will be payable September 4, 2020 to shareholders of record August 14, 2020.  The current annualized dividend yield is 2.50% based on recent market prices.

“Higher mortgage banking operations due to the historically low interest rate environment contributed to record second quarter earnings,” said Peter J. Johnson, President and CEO.  “While our second quarter operating performance was strong, we continued to see the impact of the COVID-19 pandemic and its consequences on our Montana communities. When Montana entered its Phase 2 reopening June 1, 2020, we reopened our branch lobbies; however, due to increased COVID-19 cases throughout the state, we closed some branch lobbies again on July 10. In addition, effective July 16 Montana implemented a mandatory mask directive for indoor areas open to the public. To keep our employees, and communities safe and healthy, we have made accommodations for employees to work from home when feasible while keeping drive-ups open and scheduling in-person appointments.  We are closely monitoring borrowers and businesses we service and are providing debt service relief for those who have been impacted.”

COVID-19 Preparations as of June 30, 2020:

  Industry Exposure: Restaurants, lodging, schools, childcare, health care and entertainment industries, among others, have seen a dramatic change in revenues for their business.  Eagle’s 5 largest concentrations by industry, as a percentage of total loans, are lessors of nonresidential buildings (10.0%), lessors of residential buildings (5+ units) (6.8%), construction and related (8.0%), farm and ranch related (8.2%) and hotels (3.4%).

  Loan Accommodations:  The bank has offered multiple accommodation options to its clients, including 90-day deferrals, forbearances and interest only payments.  As of June 30, 2020, there were 222 loans totaling $77.7 million deferring payments for 90 days, primarily from the lessors of nonresidential buildings, hotels, and restaurants and bars industries.  Approximately 93 borrowers, representing $48.0 million in loans, have been approved for up to 6-months interest only payments.  There have been approximately 121 forbearances approved for residential mortgage loans, of which 104 are sold and serviced.  Utilization of credit lines were 83.4% at the end of the quarter, compared to 84.6% at the end of the previous quarter, which aligns with historical usage rates. Additionally, the Bank halted deposit fees associated with early withdrawal requests. Eagle will continue to closely monitor each of its loans for risk.

  SBA Paycheck Protection Program (PPP): Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) providing economic relief for the country, including the Small Business Administration Paycheck Protection Program to fund short-term loans for small businesses. Eagle began taking loan applications from its small business clients immediately after the program was implemented, and as of June 30, 2020, had helped 742 of its customers receive $44.9 million in SBA PPP loans.

  Provision for Loan Losses: Due to the economic slowdown resulting from the COVID-19 pandemic, Eagle increased its provision for loan losses to $1.2 million for the quarter ended June 30, 2020, which is the largest provision ever taken during a quarter.  Eagle had net loan recoveries of $23,000 during the quarter and approximately $450,000 of the provisions were related to loan growth.  Additionally, management determined that with the closing of many businesses and resulting decline in business cash-flows, an increase in the related economic factors included in the allowance for loan losses analysis and loan loss reserves of approximately $777,000 was warranted.

  Liquidity Changes:  Through the quarter ended June 30, 2020, the liquidity level remained consistent with the prior quarters.  Eagle used Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) as a partial source of funding for its SBA PPP loans.

  Technology Updates and Unusual Expenses:  To accommodate the immediate need for personnel to work from home, Eagle purchased additional laptop computers and docking stations.  There were also extra supplies and equipment needed to provide each location with a clean, disinfected and safer work environment. Special staff accommodations related to additional protection and comfort were also experienced. These expenses were incurred during the second quarter of 2020 and total approximately $200,000.

Recent Events

On June 10, 2020, Eagle issued $15 million in subordinated notes to certain qualified institutional accredited investors through a private placement offering. The net cash proceeds from the sale of the subordinated notes was approximately $14.7 million, and the subordinated notes are expected to qualify as Tier 2 capital for regulatory purposes. Eagle intends to use the net proceeds from the offering for general corporate purposes.  In July the Company redeemed $10 million of 6.75% subordinated notes due 2025.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million.  In the transaction, Eagle acquired one retail bank branch and approximately $104 million in assets, $87 million in deposits and $43 million in gross loans.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $93 million in deposits and $89 million in gross loans.

On January 31, 2018, Eagle completed its acquisition of TwinCo Inc., which added approximately $96 million in assets, $82 million in deposits and $55 million in gross loans.

Second Quarter 2020 Highlights (at or for the three-month period ended June 30, 2020, except where noted)

  Net income increased 76.6% to $5.7 million, or $0.84 per diluted share, in the second quarter of 2020, compared to $3.2 million, or $0.51 per diluted share, in the second quarter of 2019, and increased 46.0% compared to $3.9 million, or $0.57 per diluted share in the preceding quarter.
  Annualized return on average assets was 1.89%.
  Annualized return on average equity was 16.66%.
  Net interest margin (“NIM”) was 3.85% in the second quarter of 2020, compared to 4.04% in the preceding quarter, and 4.31% in the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 28.4% to a record $24.1 million in the second quarter of 2020, compared to $18.8 million in the previous quarter, and increased 58.7% compared to $15.2 million in the second quarter a year ago.
  Purchase discount on loans from the Western Holding Company of Wolf Point portfolio was $1.2 million at January 1, 2020, (the “acquisition date”) of which $918,000 remained as of June 30, 2020.
  Purchase discount on loans from the Big Muddy Bancorp, Inc. portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $1.0 million remained as of June 30, 2020.
  Purchase discount on loans from the TwinCo, Inc. portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $500,000 remained as of June 30, 2020.
  The accretion of the loan purchase discount into loan interest income from the Western Holding Company of Wolf Point, the Big Muddy Bancorp, Inc. and the TwinCo, Inc. transactions was $357,000 in the second quarter of 2020, compared to interest accretion on purchased loans from the three acquisitions of $558,000 in the preceding quarter.
  The allowance for loan losses represented 124.6% of nonperforming loans at June 30, 2020, compared to 206.4% a year earlier.
  Total loans increased 11.7% to $840.8 million at June 30, 2020, compared to $752.4 million a year earlier.
  Total deposits increased 27.7% to $955.4 million at June 30, 2020, compared to $748.4 million a year ago.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 9.64% at June 30, 2020.
  Increased its quarterly cash dividend by 2.7% to $0.0975 per share.

Balance Sheet Results

Total assets increased 23.9% to $1.25 billion at June 30, 2020, compared to $1.01 billion a year ago, in large part due to the Western Holding Company of Wolf Point acquisition. Total assets grew 7.8% from $1.16 billion three months earlier, primarily due to the addition of SBA PPP loans and the related deposit inflows.

“Our recent acquisitions continue to deliver strong balance sheet growth, with total loans increasing 11.7% year-over-year, resulting in solid overall expansion of the loan portfolio,” said Johnson.  “Additionally, loans increased 2.3% over the preceding quarter, largely due to the addition of $44.9 million in SBA PPP loans during the quarter.” Total loans were $840.8 million at June 30, 2020, compared to $752.4 million a year earlier, and $822.0 million three months earlier.

Eagle originated $258.2 million in new residential mortgages during the quarter, excluding construction loans, and sold $222.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.56%. This production compares to residential mortgage originations of $140.3 million in the preceding quarter with sales of $132.1 million.

Commercial real estate loans increased modestly to $320.6 million at June 30, 2020, compared to $316.6 million a year earlier.  Commercial loans increased 65.1% to $122.2 million, compared to $74.0 million a year ago, reflecting SBA PPP loans originated during the second quarter of 2020.  Agricultural and farmland loans increased 26.1% to $117.4 million at June 30, 2020, compared to $93.1 million a year earlier.  Residential mortgage loans decreased to $112.0 million, compared to $114.9 million a year earlier.  Home equity loans increased 5.7% to $58.8 million, commercial construction and development loans increased 6.7% to $53.4 million, residential construction loans increased 28.5% to $38.9 million, and consumer loans increased 5.5% to $20.2 million, compared to a year ago.

Total deposits increased 27.7% to $955.4 million at June 30, 2020, compared to $748.4 million at June 30, 2019, and increased 7.6% compared to $888.2 million at March 31, 2020. The increase during the quarter was partially due to SBA PPP loans funding into noninterest-bearing checking accounts. Noninterest-bearing checking accounts represent 28.4%, interest-bearing checking accounts represent 15.3%, savings accounts represent 16.9%, money market accounts comprise 17.4% and time certificates of deposit make up 22.0% of the total deposit portfolio, at June 30, 2020.

Shareholders’ equity increased 22.3% to $141.5 million at June 30, 2020, compared to $115.7 million a year earlier and increased 5.8% compared to $133.7 million three months earlier. Tangible book value increased to $17.32 per share, at June 30, 2020, compared to $15.12 per share a year earlier and $16.14 per share three months earlier.

Operating Results

Eagle’s NIM was 3.85% in the second quarter of 2020, compared to 4.04% in the preceding quarter, and 4.31% in the second quarter a year ago. “The short-term interest rate reduction by the Federal Reserve in March 2020 put continued pressure on loan yields.  Also affecting our NIM was lower yields on newly funded PPP loans,” said Johnson. The interest accretion on purchased loans totaled $357,000 and resulted in a 13 basis-point increase in the NIM during the second quarter, compared to $558,000 and a 22 basis-point increase in the NIM during the preceding quarter. Year-to-date, Eagle’s NIM was 3.95% compared with 4.32% in the first six months of 2019. The investment securities portfolio increased to $174.5 million at June 30, 2020, compared to $167.9 million at March 31, 2020, and $124.1 million at June 30, 2019. Average yields on earning assets for the second quarter decreased to 4.48% from 5.17% a year ago, largely due to the acquired investment portfolio of Western Holding Company of Wolf Point and adding PPP loans at a lower rate.

Eagle’s second quarter revenues were $24.1 million, a 28.4% increase compared to $18.8 million in the preceding quarter and a 58.7% increase when compared to $15.2 million in the second quarter a year ago.  The year-over-year increase was a result of increased mortgage banking income and gain on sale of mortgages as well as growth from the Western Holding Company of Wolf Point acquisition.  Year-to-date, revenues increased 51.8%, to $42.9 million, compared to $28.3 million in the first six months of 2019.

Net interest income, before the provision for loan losses, was $10.4 million in the second quarter, which was consistent with the first quarter 2020.  In the second quarter of 2019, net interest income was $9.7 million.  In the first six months of 2020, net interest income increased 9.6% to $20.9 million, compared to $19.1 million in the first six months of 2019.

Noninterest income increased 65.0% to $13.7 million in the second quarter of 2020, compared to $8.3 million in the preceding quarter, and increased 148.9% compared to $5.5 million in the second quarter a year ago.  The net gain on sales of mortgage loans totaled $7.9 million in the second quarter of 2020 and $5.4 million in the preceding quarter.  This compares to $3.4 million in the second quarter a year ago. Year-to-date, noninterest income grew 139.2% to $22.0 million, compared to $9.2 million in the first six months of 2019.

Eagle’s second quarter noninterest expenses were $15.1 million compared to $12.8 million in the preceding quarter and $10.5 million in the second quarter a year ago.  Due to an increase in prepayment speed assumptions, an impairment expense on the mortgage servicing rights asset of $1.1 million was recorded.  In the first six months of the year, noninterest expenses totaled $28.0 million, compared to $21.5 million in the first six months of 2019.

For the second quarter of 2020, the income tax provision totaled $2.0 million, for an effective tax rate of 26.1%, compared to $1.3 million in the preceding quarter and $780,000 in the second quarter of 2019.

Credit Quality

“We continue to build reserves based on a combination of loan growth and as a response to the COVID-19 economic disruption,” Johnson said.  Second quarter provision for loan losses was $1.2 million, compared to $670,000 in the preceding quarter and $697,000 in the second quarter a year ago.  The allowance for loan losses represented 124.6% of nonperforming loans at June 30, 2020, compared to 155.8% three months earlier and 206.4% a year earlier.

Nonperforming loans (“NPLs”) were $8.4 million at June 30, 2020, compared to $5.9 million at March 31, 2020, and $3.8 million a year earlier. The increase year-over-year in nonperforming loans was impacted by acquired loans which make up approximately $1.8 million of the balance as of June 30, 2020.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets totaled $57,000 at June 30, 2020, compared to $60,000 at March 31, 2020 and $91,000 at June 30, 2019. Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more and restructured loans, increased to $8.5 million at June 30, 2020, or 0.68% of total assets, compared to $6.0 million, or 0.52% of total assets three months earlier and $3.8 million, or 0.38% of total assets a year earlier.

Net loan recoveries totaled $23,000 in the second quarter, compared to net loan charge-offs of $20,000 in the second quarter of 2020, and charge-offs of $46,000 in the second quarter a year ago. The allowance for loan losses was $10.5 million, or 1.25% of total loans, at June 30, 2020, compared to $9.3 million, or 1.13% of total loans, at March 31, 2020, and $7.8 million, or 1.03% of total loans, a year ago.

A fair value analysis of the acquired loan portfolios of Western Holding Company of Wolf Point, Big Muddy Bancorp, Inc., and Twin Co, Inc. resulted in an accretable discount at the time of acquisition.  The total loan discount on Western Holding Company of Wolf Point acquired loans was $1.2 million as of January 1, 2020, with $918,000 remaining as of June 30, 2020. The total loan discount on Big Muddy Bancorp, Inc. acquired loans was $2.8 million as of January 1, 2019, with $1.0 million remaining as of June 30, 2020.  The total loan discount on Twin Co, Inc. acquired loans was $1.8 million as of January 31, 2018, with $500,000 remaining at June 30, 2020.  The total remaining accretable loan discount as of June 30, 2020 was $2.4 million.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.64% as of June 30, 2020. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 1.47% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to adverse effects on our employees, customers and third-party service providers, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Western Bank of Wolf Point, Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	June 30,	March 31,	June 30,
	2020	2020	2019

Assets:
Cash and due from banks	$12,555	$11,544	$10,581
Interest bearing deposits in banks	11,028	8,229	2,855
Federal funds sold	29,305	-	-
Total cash and cash equivalents	52,888	19,773	13,436
Securities available-for-sale	174,526	167,904	124,065
FHLB stock	4,057	5,161	5,384
FRB stock	2,601	2,601	2,526
Mortgage loans held-for-sale, at fair value	57,715	25,187	23,760
Loans:
Real estate loans:
Residential 1-4 family	111,954	122,650	114,898
Residential 1-4 family construction	38,864	37,397	30,250
Commercial real estate	320,634	337,219	316,612
Commercial construction and development	53,388	55,850	50,027
Farmland	58,609	62,551	46,051
Other loans:
Home equity	58,755	57,752	55,582
Consumer	20,231	19,924	19,181
Commercial	122,182	77,698	74,008
Agricultural	58,823	52,178	47,040
Unearned loan fees	(2,611)	(1,185)	(1,215)
Total loans	840,829	822,034	752,434
Allowance for loan losses	(10,500)	(9,250)	(7,750)
Net loans	830,329	812,784	744,684
Accrued interest and dividends receivable	6,075	5,329	4,903
Mortgage servicing rights, net	8,334	9,018	7,666
Premises and equipment, net	52,897	51,731	36,992
Cash surrender value of life insurance, net	26,058	25,898	23,724
Goodwill	20,798	20,798	15,710
Core deposit intangible, net	2,669	2,832	3,136
Deferred tax asset, net	-	-	75
Other assets	9,487	9,584	1,664
Total assets	$1,248,434	$1,158,600	$1,007,725

Liabilities:
Deposit accounts:
Noninterest bearing	271,259	223,723	183,116
Interest bearing	684,185	664,502	565,272
Total deposits	955,444	888,225	748,388
Accrued expenses and other liabilities	20,458	17,067	11,987
Deferred tax liability, net	541	58	-
FHLB advances and other borrowings	90,786	94,585	106,748
Other long-term debt, net	39,676	24,957	24,908
Total liabilities	1,106,905	1,024,892	892,031

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
7,110,833, 7,110,833 and 6,714,983 shares issued;
6,817,602, 6,818,883 and 6,403,693 shares outstanding at June 30, 2020,
March 31, 2020 and June 30, 2019, respectively)	71	71	67
Additional paid-in capital	77,506	77,399	68,535
Unallocated common stock held by Employee Stock Ownership Plan	(227)	(269)	(393)
Treasury stock, at cost (293,231, 291,950 and 311,290 shares at
June 30, 2020, March 31, 2020 and June 30, 2019, respectively)	(3,664)	(3,643)	(3,850)
Retained earnings	63,757	58,670	50,167
Accumulated other comprehensive income, net of tax	4,086	1,480	1,168
Total shareholders' equity	141,529	133,708	115,694
Total liabilities and shareholders' equity	$1,248,434	$1,158,600	$1,007,725

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest and dividend income:
Interest and fees on loans	$11,060	$11,432	$10,599	$22,492	$20,647
Securities available-for-sale	952	1,027	928	1,979	1,886
FRB and FHLB dividends	95	94	95	189	190
Other interest income	26	78	16	104	36
Total interest and dividend income	12,133	12,631	11,638	24,764	22,759
Interest expense:
Interest expense on deposits	945	1,339	924	2,284	1,711
FHLB advances and other borrowings	342	463	656	805	1,250
Other long-term debt	423	352	364	775	729
Total interest expense	1,710	2,154	1,944	3,864	3,690
Net interest income	10,423	10,477	9,694	20,900	19,069
Loan loss provision	1,227	670	697	1,897	1,301
Net interest income after loan loss provision	9,196	9,807	8,997	19,003	17,768

Noninterest income:
Service charges on deposit accounts	216	316	292	532	553
Net gain on sale of loans	7,920	5,411	3,360	13,331	5,959
Mortgage banking, net	3,358	1,602	722	4,960	1,087
Interchange and ATM fees	379	337	338	716	613
Appreciation in cash surrender value of life insurance	160	160	160	320	317
Net gain on sale of available-for-sale securities	1,068	-	104	1,068	49
Other noninterest income	597	478	527	1,075	619
Total noninterest income	13,698	8,304	5,503	22,002	9,197

Noninterest expense:
Salaries and employee benefits	9,267	7,682	6,510	16,949	12,502
Occupancy and equipment expense	1,188	1,209	1,043	2,397	2,077
Data processing	1,089	1,250	854	2,339	1,782
Advertising	167	249	212	416	480
Amortization	166	164	253	330	507
Loan costs	398	247	177	645	312
FDIC insurance premiums	3	69	55	72	115
Postage	86	98	79	184	147
Professional and examination fees	407	285	280	692	585
Acquisition costs	29	128	5	157	1,176
Other noninterest expense	2,333	1,467	1,005	3,800	1,811
Total noninterest expense	15,133	12,848	10,473	27,981	21,494

Income before provision for income taxes	7,761	5,263	4,027	13,024	5,471
Provision for Income taxes	2,026	1,336	780	3,362	1,041
Net income	$5,735	$3,927	$3,247	$9,662	$4,430

Basic earnings per share	$0.84	$0.58	$0.51	$1.42	$0.69
Diluted earnings per share	$0.84	$0.57	$0.51	$1.41	$0.69

Basic weighted average shares outstanding	6,818,494	6,818,883	6,408,627	6,818,688	6,429,362

Diluted weighted average shares outstanding	6,855,856	6,830,925	6,425,015	6,853,065	6,446,368

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019

Mortgage Banking Activity (For the quarter):
Mortgage servicing income, net	$(345)	$228	$247
Net gain (loss) on mortgage banking derivatives	2,155	1,247	(529)
Net gain on fair value of loans held-for-sale	1,548	127	1,004
Mortgage banking, net	$3,358	$1,602	$722

Mortgage Banking Activity (Year-to-date):
Mortgage servicing income, net	$(117)	$228	$612
Net gain (loss) on mortgage banking derivatives	3,402	1,247	(529)
Net gain on fair value of loans held-for-sale	1,675	127	1,004
Mortgage banking, net	$4,960	$1,602	$1,087

Performance Ratios (For the quarter):
Return on average assets	1.89%	1.36%	1.30%
Return on average equity	16.66%	11.87%	11.37%
Net interest margin	3.85%	4.04%	4.31%
Core efficiency ratio*	61.93%	66.85%	67.22%

Performance Ratios (Year-to-date):
Return on average assets	1.63%	1.36%	0.90%
Return on average equity	14.31%	11.87%	7.97%
Net interest margin	3.95%	4.04%	4.32%
Core efficiency ratio*	64.09%	66.85%	70.09%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019

Nonaccrual loans	$5,632	$4,653	$3,608
Loans 90 days past due and still accruing	666	943	126
Restructured loans, net	2,132	340	21
Total nonperforming loans	8,430	5,936	3,755
Other real estate owned and other repossessed assets	57	60	91
Total nonperforming assets	$8,487	$5,996	$3,846

Nonperforming loans / portfolio loans	1.00%	0.72%	0.50%
Nonperforming assets / assets	0.68%	0.52%	0.38%
Allowance for loan losses / portfolio loans	1.25%	1.13%	1.03%
Allowance / nonperforming loans	124.56%	155.83%	206.39%
Gross loan charge-offs for the quarter	$11	$36	$81
Gross loan recoveries for the quarter	$34	$16	$35
Net loan charge-offs (recoveries) for the quarter	$(23)	$20	$46

ADDITIONAL FINANCIAL INFORMATION (Continued)		(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2020	2020	2019
Capital Data (At quarter end):
Tangible book value per share**	$17.32	$16.14	$15.12
Shares outstanding	6,817,602	6,818,883	6,403,693
Tangible common equity to tangible assets***	9.64%	9.70%	9.79%

Other Information:
Average total assets for the quarter	$1,214,876	$1,153,735	$1,000,701
Average total assets year-to-date	$1,183,120	$1,153,735	$983,764
Average earning assets for the quarter	$1,086,301	$1,039,034	$902,263
Average earning assets year-to-date	$1,061,488	$1,039,034	$890,468
Average loans for the quarter ****	$867,374	$840,427	$754,197
Average loans year-to-date ****	$853,900	$840,427	$740,427
Average equity for the quarter	$137,693	$132,352	$114,208
Average equity year-to-date	$135,017	$132,352	$111,165
Average deposits for the quarter	$931,656	$892,789	$741,943
Average deposits year-to-date	$911,042	$892,789	$733,381

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Calculation of Core Efficiency Ratio:
Noninterest expense	$15,133	$12,848	$10,473	$27,981	$21,494
Acquisition costs	(29)	(128)	(5)	(157)	(1,176)
Intangible asset amortization	(166)	(164)	(253)	(330)	(507)
Core efficiency ratio numerator	14,938	12,556	10,215	27,494	19,811

Net interest income	10,423	10,477	9,694	20,900	19,069
Noninterest income	13,698	8,304	5,503	22,002	9,197
Core efficiency ratio denominator	24,121	18,781	15,197	42,902	28,266

Core efficiency ratio	61.93%	66.85%	67.22%	64.09%	70.09%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2020	2020	2019
Tangible Book Value:
Shareholders' equity	$141,529	$133,708	$115,694
Goodwill and core deposit intangible, net	(23,467)	(23,630)	(18,846)
Tangible common shareholders' equity	$118,062	$110,078	$96,848

Common shares outstanding at end of period	6,817,602	6,818,883	6,403,693

Common shareholders' equity (book value) per share (GAAP)	$20.76	$19.61	$18.07

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$17.32	$16.14	$15.12

Tangible Assets:
Total assets	$1,248,434	$1,158,600	$1,007,725
Goodwill and core deposit intangible, net	(23,467)	(23,630)	(18,846)
Tangible assets (non-GAAP)	$1,224,967	$1,134,970	$988,879

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.64%	9.70%	9.79%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019

Net interest income after loan loss provision	$9,196	$9,807	$8,997	$19,003	$17,768
Noninterest income	13,698	8,304	5,503	22,002	9,197

Noninterest expense	15,133	12,848	10,473	27,981	21,494
Acquisition costs	(29)	(128)	(5)	(157)	(1,176)
Noninterest expense, excluding acquisition costs	15,104	12,720	10,468	27,824	20,318

Income before income taxes	7,790	5,391	4,032	13,181	6,647
Income tax expense, excluding acquisition costs
related taxes	2,034	1,368	781	3,403	1,265
Net Income, excluding acquisition costs	$5,756	$4,023	$3,251	$9,778	$5,382

Diluted earnings per share (GAAP)	$0.84	$0.57	$0.51	$1.41	$0.69
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.84	$0.59	$0.51	$1.43	$0.83

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	June 30,
	2020	2020	2019
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$5,756	$4,023	$3,251
Average total assets quarter to date	$1,214,876	$1,153,735	$1,000,701
Return on average assets, excluding acquisition costs (non-GAAP)	1.90%	1.39%	1.30%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$9,778	$4,023	$5,382
Average total assets year to date	$1,183,120	$1,153,735	$983,764
Return on average assets, excluding acquisition costs (non-GAAP)	1.65%	1.39%	1.09%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts: Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007